EXHIBIT 99.1

Contact:
Gerard M. Hayden, Jr.
Chief Financial Officer
(615) 301-3163
ir@healthstream.com

Media:
Mollie Condra, Ph.D.
Vice President,
Investor Relations & Communications
(615) 301-3237
mollie.condra@healthstream.com

HEALTHSTREAM ANNOUNCES FIRST QUARTER 2018 RESULTS

NASHVILLE, Tenn. (April 30, 2018)—HealthStream, Inc. (NASDAQ: HSTM), a leading provider of workforce and provider solutions for the healthcare industry, announced today results for the first quarter ended March 31, 2018. In the following highlights, please note that (i) all results are from continuing operations only (i.e., 2017 and 2018 results exclude the gain on the sale of our recently divested Patient Experience business segment and the results of operations of such segment prior to this divestiture), and (ii) 2018 results are presented in accordance with the new Accounting Standards Codification 606, Revenue from Contracts with Customers (ASC 606), whereas results for 2017 are presented in accordance with ASC 605.

Revenues of $54.9 million in the first quarter of 2018, up 6% from $52.0 million in the first quarter of 2017; with $8,000 negative impact in the first quarter of 2018 from the application of ASC 606
Operating income of $3.7 million in the first quarter of 2018, up 58% from $2.4 million in the first quarter of 2017; with $1.4 million positive impact in the first quarter of 2018 from the application of ASC 606
Net income from continuing operations of $3.6 million in the first quarter of 2018, up from $1.7 million in the first quarter of 2017; with $1.0 million positive impact in the first quarter of 2018 from the application of ASC 606
Earnings per share (EPS) from continuing operations of $0.11 per share (diluted) in the first quarter of 2018, compared to EPS from continuing operations of $0.05 per share (diluted) in the first quarter of 2017
Adjusted EBITDA1 from continuing operations of $10.2 million in the first quarter of 2018, up from $8.7 million in the first quarter of 2017; with $1.4 million positive impact in the first quarter of 2018 from the application of ASC 606
Patient Experience (PX) business segment divested on February 12, 2018 for $65.5 million in cash, resulting in a gain, net of tax, of $20.3 million
Board of Directors declared special dividend of approximately $32.5 million, or $1.00 per share, from proceeds of divestiture of PX business, which was paid on April 3, 2018 to shareholders of record on March 6, 2018

Financial Results:
First Quarter 2018 Compared to First Quarter 2017
On January 1, 2018, the Company adopted ASC 606 using the modified retrospective approach. Under this approach, prior period results continue to be presented in accordance with the previous standard of ASC 605. See discussion elsewhere in this release about comparisons with respect to our results under ASC 606 and ASC 605.

Revenues for the first quarter of 2018 increased by $2.9 million, or six percent, to $54.9 million, compared to $52.0 million for the first quarter of 2017.

1 — Adjusted EBITDA from continuing operations is a non-GAAP financial measure. A reconciliation of adjusted EBITDA to income from continuing operations and disclosure regarding why we believe Adjusted EBITDA from continuing operations provides useful information to investors is included later in this release.

Revenues from our HealthStream Workforce Solutions segment, which are primarily subscription-based, were approximately $44.9 million for the first quarter of 2018, compared to $43.7 million for the first quarter of 2017. Revenue growth of $1.2 million from our workforce solutions products was partially offset by a decline in ICD-10 readiness revenue of $554,000.

Revenues from our HealthStream Provider Solutions segment were approximately $9.9 million for the first quarter of 2018, compared to $8.3 million for the first quarter of 2017. Increased revenues, net of deferred revenue write-downs, from the Morrisey Associates, Inc. (MAI) acquisition, which was consummated in August 2016, accounted for $772,000 of the increase in revenues during the first quarter of 2018. Revenues from other provider solutions products increased $873,000, or 15 percent, compared to the first quarter of 2017.

Generally accepted accounting principles (GAAP) require companies to write down beginning balances of acquired deferred revenue balances as part of “fair value” accounting as defined by GAAP. During the first quarter of 2018, HealthStream reported a reduction of $45,000 to operating income and a reduction of $41,000 to net income as a result of deferred revenue write-downs from prior acquisitions. During the first quarter of 2017, HealthStream reported a reduction of $844,000 to operating income and a reduction of $578,000 to net income as a result of deferred revenue write-downs from prior acquisitions. The table reconciling GAAP to non-GAAP financial measures included in this release shows the impact of beginning balance deferred revenue write-downs on operating income and net income.

Operating income was $3.7 million for the first quarter of 2018, up 58 percent from $2.4 million for the first quarter of 2017. Operating income was positively impacted by the increase in revenue as noted above. In addition, the adoption of ASC 606 positively impacted operating income by approximately $1.4 million in the first quarter of 2018, primarily as a result of the requirement under ASC 606 to capitalize costs to acquire contracts with customers, such as sales commissions. In this regard, the capitalization of commissions for the first quarter of 2018 resulted in less expense for this period compared to the first quarter of 2017. Operating income was also positively impacted by the decreased amount of deferred revenue write-downs in the first quarter of 2018 compared to the 2017 period as noted above. The positive impact of these items on operating income was partially offset by higher operating expenses associated with increased royalties, amortization, and personnel costs.

Net income from continuing operations was $3.6 million in the first quarter of 2018, up from $1.7 million in the first quarter of 2017. The application of ASC 606 positively impacted net income from continuing operations in the first quarter of 2018 in the amount of $1.0 million. Net income from continuing operations was also positively impacted by the decreased amount of deferred revenue write-downs in the first quarter of 2018 compared to the 2017 period as noted above. In addition, income tax provision decreased by $374,000 in the first quarter of 2017 primarily as the result of excess tax benefits from stock option exercises during the first quarter of 2018 and the lower corporate federal income tax rates resulting from enactment of Tax Reform Act. EPS from continuing operations was $0.11 per share (diluted) in the first quarter of 2018, compared to $0.05 for the first quarter of 2017.

Net income was $23.8 million in the first quarter of 2018, compared to $1.3 million in the first quarter of 2017, which increase was primarily driven by the gain on the sale of the PX business as noted above. Earnings per share (diluted) were $0.74 per share for the first quarter of 2018, compared to $0.04 per share (diluted) for the first quarter of 2017.

Adjusted EBITDA (which we define as net income before interest, income taxes, share-based compensation, and depreciation and amortization) from continuing operations increased to $10.2 million for the first quarter of 2018, compared to $8.7 million for the first quarter of 2017. The application of ASC 606 had a positive impact of $1.4 million on Adjusted EBITDA from continuing operations during the first quarter of 2018.

Adjusted EBITDA was $30.4 million for the first quarter of 2018, compared to $8.2 million for the first quarter of 2017, which increase was primarily driven by the gain on the sale of the PX business as noted above.

At March 31, 2018, the Company had cash and marketable securities of $195.4 million. Capital expenditures incurred during the first quarter of 2018 were approximately $4.1 million.

At March 31, 2018, we had approximately 4,735,000 total subscribers implemented to use and 4,808,000 total subscribers contracted to use our subscription-based solutions. “Contracted subscribers” include both those already implemented and those under contract that are in the process of implementation. Revenue recognition commences when a contract is fully implemented.

Financial Impact of Adopting ASC 606
The chart below on page nine under the heading of “Impact of Adoption of ASC 606” sets forth what the revenues, operating income, net income from continuing operations, adjusted EBITDA from continuing operations, and non-GAAP operating income for the first quarter of 2018 would have been if the prior revenue recognition standard were applied (ASC 605).

2018 Events
On February 12, 2018, the Company divested its Patient Experience (PX) business to Press Ganey Associates for $65.5 million in cash. HealthStream recorded a gain, net of tax, in the first quarter of 2018 on the sale of its PX business of $20.3 million. The sale of the PX business resulted in the Company’s complete divestiture of the Company’s patient experience solutions business segment. With the proceeds from this transaction, the Board of Directors declared a $1.00 per common share special cash dividend payable on April 3, 2018 to shareholders of record on March 6, 2018.

Financial Outlook for 2018
The Company adopted the new revenue recognition standard (ASC 606) utilizing the modified retrospective approach effective January 1, 2018, such that the Company will recognize revenue under this new standard for periods beginning on and after January 1, 2018, but will continue to report results for periods prior to January 1, 2018 under the prior revenue recognition standard (ASC 605). To assist in providing comparability against 2017 results, the Company will disclose certain financial information for 2018 under ASC 605 in the notes to financial statements to be included in Forms 10-Q and 10-K for 2018.

The historical financial results of the PX business for periods prior to the closing of this transaction are now reflected in the Company’s consolidated financial statements as discontinued operations. Accordingly, this financial outlook for 2018 is for continuing operations only and does not include (a) the gain on the sale of our PX business, which we completed on February 12, 2018, or (b) the results of our PX business during 2017 or the period in 2018 prior to the sale of such business for financial outlook comparison purposes.

The Company presented its original 2018 guidance utilizing ASC 605. We are continuing to present 2018 guidance this quarter utilizing ASC 605 to provide continuity with our guidance provided last quarter. In addition, we are supplementing this guidance utilizing ASC 605 with 2018 guidance utilizing ASC 606 in light of the fact that our 2018 results are now being presented under ASC 606. In the case of both ASC 605 and ASC 606 2018 guidance, the 2017 results against which 2018 guidance is being compared on a percentage comparative basis are based on our 2017 results under ASC 605 as described above.

For 2018 we continue to anticipate that consolidated revenues will increase six to eight percent as compared to 2017. We continue to anticipate that revenue growth in our Workforce Solutions segment will be in the four to six percent range and our Provider Solutions segment to grow 10 to 20 percent when compared to 2017. We believe that these revenue guidance ranges are applicable under both ASC 605 and ASC 606.

We continue to anticipate operating income for 2018 to increase between 20 and 30 percent as compared to 2017 under ASC 605. Under ASC 606 we anticipate that operating income will increase between 25 percent and 40 percent. The primary reason for the different ranges pertains to the capitalization of commissions under ASC 606, which has the impact of deferring commissions over an extended period versus its current period expense treatment under ASC 605.

We continue to anticipate that capital expenditures will be approximately $20 million during 2018. We expect the annual effective income tax rate to range between 21 percent and 23 percent for 2018. This represents an effective tax rate of 26 percent to 28 percent for the remaining three quarters of 2018. The first quarter of 2018 experienced a 10 percent effective income tax rate due to excess tax benefits from stock option exercises during the first quarter of 2018.

This guidance does not include the impact of any acquisitions that we may complete during 2018.

Robert A. Frist, Jr., chief executive officer, commented, “With the divestiture of our Patient Experience business completed, we are pleased to have been able to provide a return to our shareholders through a dividend, strengthen our balance sheet, and further focus on our core business of developing the healthcare workforce.”

A conference call with Robert A. Frist, Jr., Chief Executive Officer, Gerard M. Hayden, Jr., Senior Vice President and Chief Financial Officer, and Mollie Condra, Vice President of Investor Relations and Corporate Communications, will be held on Tuesday, May 1, 2018, at 9:00 a.m. (ET). To listen to the conference, please dial 877-647-2842 (no conference ID needed) if you are calling within the domestic U.S. or Canada. If you are an international caller, please dial 914-495-8564 (no conference ID needed). The conference may also be accessed by going to http://ir.healthstream.com/events.cfm for the simultaneous Webcast of the call, which will subsequently be available for replay. The replay telephone numbers are 855-859-2056 (conference ID #3379317) for U.S. and Canadian callers and 404-537-3406 (conference ID #3379317) for international callers.

Use of Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures, including non-GAAP net income, non-GAAP operating income, adjusted EBITDA from continuing operations, and adjusted EBITDA, which are used by management in analyzing the Company’s financial results and ongoing operational performance.

In order to better assess the Company’s financial results, management believes that net income before interest, income taxes, share-based compensation, depreciation and amortization (“adjusted EBITDA”) is a useful measure for evaluating the operating performance of the Company because adjusted EBITDA reflects net income adjusted for certain non-cash and non-operating items. Management also believes that adjusted EBITDA from continuing operations is a useful measure for evaluating the operating performance of the Company because such measure excludes the results of operations of the PX business that we no longer own and thus reflects the Company’s ongoing business operations and assists in comparing the Company’s results of operations between periods. We also believe that adjusted EBITDA and adjusted EBITDA from continuing operations are also useful to many investors to assess the Company’s ongoing results from current operations. Adjusted EBITDA and Adjusted EBITDA from continuing operations are non-GAAP financial measures and should not be considered as measures of financial performance under GAAP. Because adjusted EBITDA and adjusted EBITDA from continuing operations are not measurements determined in accordance with GAAP, such non-GAAP financial measures are susceptible to varying calculations. Accordingly, adjusted EBITDA and adjusted EBITDA from continuing operations, as presented, may not be comparable to other similarly titled measures of other companies.

In recent years, the Company has acquired businesses whose net tangible assets include deferred revenue. In accordance with GAAP reporting requirements, following the completion of any such acquisition, the Company may record a write-down of deferred revenue to fair value as defined by GAAP. If the Company is required to record a write-down of deferred revenue, it may result in lower recognized revenue, operating income, and net income in subsequent periods.

In connection therewith, this release presents below non-GAAP operating income and non-GAAP net income, which in each case reflects the corresponding GAAP figures adjusted to exclude the impact of the deferred revenue write-down associated with fair value accounting for acquired businesses as referenced above. Management believes that the presentation of these non-GAAP financial measures assists investors in understanding the Company’s performance between periods, excluding the impact of this deferred revenue write-down, and provides a useful measure of the ongoing performance of the Company. Both on a quarterly and year-to-date basis, the revenue for any acquired business is deferred and typically recognized over a one-to-two year period following the completion of an acquisition, so our GAAP revenues for this one-to-two year period will not reflect the full amount of revenues that would have been reported if the acquired deferred revenue had not been written down to fair value.

These non-GAAP financial measures should not be considered a substitute for, or superior to, measures of financial performance, which are prepared in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. Investors are encouraged to review the reconciliations of our GAAP to non-GAAP financial measures, which are set forth below in this release.

About HealthStream
HealthStream (NASDAQ: HSTM) is dedicated to improving patient outcomes through the development of healthcare organizations’ greatest asset: their people. Our unified suite of solutions is contracted by, collectively, approximately 4.8 million healthcare employees in the U.S. for workforce development, training & learning management, talent management, credentialing, privileging, provider enrollment, performance assessment, and managing simulation-based education programs. Based in Nashville, Tennessee, HealthStream has additional offices in Brentwood, Tennessee; Jericho, New York; Boulder; Colorado; San Diego, California; and Chicago, Illinois. For more information, visit http://www.healthstream.com or call 800-933-9293.

HEALTHSTREAM, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2018	2017
Revenues	$54,858	$51,967
Operating expenses:
Cost of revenues (excluding depreciation and amortization)	22,248	21,152
Product development	6,001	5,775
Sales and marketing	9,064	9,556
Other general and administrative	7,742	7,217
Depreciation and amortization	6,073	5,902

Total operating expenses	51,128	49,602
Operating income	3,730	2,365
Other income, net	313	130

Income from continuing operations before income taxes	4,043	2,495
Income tax provision	414	786

Income from continuing operations	3,629	1,709
Discontinued operations
Income (loss) from discontinued operations, including gain recognized on disposal net of tax of $20,281, net of tax	20,217	(424)

Net income	$23,846	$1,285

Earnings (loss) per share — basic:
Continuing operations	$0.11	$0.05
Discontinued operations	0.63	(0.01)

Earnings per share — basic	$0.74	$0.04

Earnings (loss) per share — diluted:
Continuing operations	$0.11	$0.05
Discontinued operations	0.63	(0.01)

Earnings per share — diluted	$0.74	$0.04

Weighted average shares outstanding:
Basic	32,097	31,774

Diluted	32,132	32,104

HEALTHSTREAM, INC.
Condensed Consolidated Balance Sheets
(In thousands)

	March 31,	December 31,
	2018	2017(1)
ASSETS
Current assets:
Cash and cash equivalents	$156,028	$84,768
Marketable securities	39,346	46,350
Accounts and unbilled receivables, net	39,461	38,018
Prepaid and other current assets	23,664	24,467
Current assets held for sale	—	6,125

Total current assets	258,499	199,728
Capitalized software development, net	16,130	16,014
Property and equipment, net	8,297	8,092
Goodwill and intangible assets, net	152,354	154,641
Deferred tax assets	—	45
Deferred commissions	12,378	—
Other assets	9,525	4,526
Long-term assets held for sale	—	28,073

Total assets	$457,183	$411,119

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$37,875	$29,356
Accrued dividends	32,518	—
Deferred revenue	69,238	64,938
Current liabilities held for sale	—	6,772

Total current liabilities	139,631	101,066
Deferred tax liabilities	4,833	—
Deferred revenue, non-current	3,005	6,287
Other long-term liabilities	670	1,048
Long-term liabilities held for sale	—	2,548

Total liabilities	148,139	110,949
Shareholders’ equity:
Common stock	285,065	282,666
Accumulated other comprehensive loss	(23)	(38)
Retained earnings	24,002	17,542

Total shareholders’ equity	309,044	300,170

Total liabilities and shareholders’ equity	$457,183	$411,119

(1)	Derived from audited financial statements contained in the Company’s filing on Form 10-K for the year ended December 31, 2017, adjusted for the divestiture of the PX business segment.

HEALTHSTREAM, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Three Months Ended
	March 31,	March 31,
	2018	2017
Operating activities:
Net income	$23,846	$1,285
(Income) loss from discontinued operations	(20,217)	424
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,073	5,902
Share-based compensation	419	404
Deferred income taxes	608	526
Provision for doubtful accounts	390	200
(Gain) loss on equity method investments	(7)	5
Other	30	148
Changes in assets and liabilities:
Accounts and unbilled receivables	(1,864)	4,558
Prepaid and other assets	(2,576)	64
Accounts payable, accrued and other liabilities	(5,568)	(2,000)
Deferred revenue	8,417	3,541

Net cash provided by continuing operating activities	9,551	15,057
Net cash (used in) provided by discontinued operating activities	(1,002)	1,470

Net cash provided by operating activities	8,549	16,527
Investing activities:
Gross proceeds from sale of discontinued operations	58,203	—
Changes in marketable securities	6,988	(8,871)
Purchases of property and equipment	(1,858)	(931)
Payments associated with capitalized software development	(2,541)	(2,420)

Net cash provided by (used in) continuing investing activities	60,792	(12,222)
Net cash used in discontinued investing activities	(115)	(637)

Net cash provided by (used in) investing activities	60,677	(12,859)
Financing activities:
Proceeds from exercise of stock options	2,368	99
Taxes paid related to net settlement of equity awards	(297)	(367)
Payment of earn-outs related to acquisitions	(37)	—

Net cash provided by (used in) continuing financing activities	2,034	(268)
Net cash provided by (used in) discontinued financing activities	—	—

Net cash provided by (used in) financing activities	2,034	(268)
Net increase in cash and cash equivalents	71,260	3,400
Cash and cash equivalents at beginning of period	84,768	49,634

Cash and cash equivalents at end of period	$156,028	$53,034

Reconciliation of GAAP to Non-GAAP Financial Measures(1)
(In thousands)

	Three Months Ended
	March 31,
	2018	2017
GAAP income from continuing operations	$3,629	$1,709
Interest income	(340)	(160)
Interest expense	34	25
Income tax provision	414	786
Share-based compensation expense	419	404
Depreciation and amortization	6,073	5,902

Adjusted EBITDA from continuing operations	$10,229	$8,666

GAAP net income	$23,846	$1,285
Interest income	(340)	(160)
Interest expense	34	25
Income tax provision	414	786
Share-based compensation expense	419	404
Depreciation and amortization	6,073	5,902

Adjusted EBITDA	$30,446	$8,242

GAAP operating income	$3,730	$2,365
Add: deferred revenue write-down	45	844

Non-GAAP operating income	$3,775	$3,209

GAAP net income	$23,846	$1,285
Add: deferred revenue write-down, net of tax	41	578

Non-GAAP net income	$23,887	$1,863

	Impact of Adoption of ASC 606
	Three Months Ended March 31,
	2018			2017
	ASC 606 As reported	Adjustments from ASC 606 to ASC 605	ASC 605	ASC 605

Revenue	$54,858	$8	$54,866	$51,967
Operating income	3,730	(1,402)	2,328	2,365
Net income from continuing operations	3,629	(1,037)	2,592	1,709
Adjusted EBITDA from continuing operations	10,229	(1,402)	8,827	8,666
Non-GAAP operating income	3,775	(1,402)	2,373	3,209

(1) This press release contains certain non-GAAP financial measures, including non-GAAP net income, non-GAAP operating income, and adjusted EBITDA, which are used by management in analyzing its financial results and ongoing operational performance.

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact), including statements regarding expectations for the financial performance for 2018, that involve risks and uncertainties regarding HealthStream. These statements are based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements to be materially different from future results, performance, or achievements expressed or implied by the forward-looking statements, including, without limitation, as the result of risks referenced in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed on February 26, 2018, and in the Company’s other filings with the Securities and Exchange Commission from time to time. Consequently, such forward-looking information should not be regarded as a representation or warranty or statement by the Company that such projections will be realized. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to update or revise any such forward-looking statements.

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